UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 1, 2016

TWO RIVERS WATER & FARMING COMPANY
(Exact name of registrant as specified in charter)
Colorado
(State or other jurisdiction of incorporation)
000-51139	13-4228144
(Commission File Number)	(IRS Employee Identification No.)

2000 South Colorado Blvd., Tower 1 Suite 3100, Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 222-1000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/__/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/__/Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/__/Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

/__/Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7–REGULATION FD DISCLOSURE

ITEM 7.01  Regulation FD Disclosure

Investor Email Update

The information in this Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

GrowCo, Inc. (“GrowCo”), a majority owned subsidiary of Two Rivers Water & Farming Company (“Two Rivers”, OTCQB: TURV) announced on March 1, 2016 through a GrowCo investor email update, the progress of its greenhouse tenant (Suncanna) cannabis harvesting.  This email update also contained links to Suncanna harvesting of cannabis and a local news story on the cannabis industry in the Colorado county of Pueblo.  The greenhouse shown in this video is the greenhouse owned by GrowCo, Inc. through its subsidiary, GrowCo Partners 1, LLC.

Suncanna is approaching full product planting and harvesting mode. Approximately 250 plants will be planted and harvested each week. Each plant is expected to produce between 1 - 1.25 lb.

Production is expected to climb to 250 - 300 lb a week. Two cannabis cup winners helped with harvest yesterday and said product was definitely top shelf.  Suncanna plant production costs are the lowest in the industry.

Rent and services revenue for GrowCo/Two Rivers have begun.  Construction of second greenhouse has commenced. Two Rivers owns 1/2 of each greenhouse and receives approximately 1/2 the gross margin from production in the form or rental payment and administrative fees.

Yesterday, a local Colorado Springs TV network broadcast a segment about the Pueblo County marijuana production boom which highlighted our greenhouse.

To sign up for GrowCo email updates please visit http://www.trgrowco.com/.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY (Registrant)
Dated: March 1, 2016	By: /s/ Wayne Harding_____________ Wayne Harding, Chief Financial Officer